UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 25, 2006

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	0-30877	77-0481679
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

22 Victoria Street

Hamilton HM 12

Bermuda

(Address of principal executive offices)

(441) 296-6395

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On May 25, 2006, the Executive Compensation Committee of the Board of Directors (the “Executive Compensation Committee”) of Marvell Technology Group Ltd. (the “Company”) approved the grant of stock options to purchase shares of the Company’s common stock to Dr. Sehat Sutardja, the Company’s Chairman of the Board of Directors, President and Chief Executive Officer, Weili Dai, the Company’s Chief Operating Officer, and Dr. Pantas Sutardja, the Company’s Chief Technology Officer.

Dr. Sehat Sutardja, Ms. Dai and Dr. Pantas Sutardja each received two options that are subject to performance-based vesting, as described in the following paragraphs.  Each such option granted to Dr. Sehat Sutardja covers 200,000 shares, each such option granted to Ms. Dai covers 133,500 shares, and each such option granted to Dr. Pantas Sutardja covers 89,000 shares.

The first such option will become vested and fully exercisable and the shares will be fully vested on the 10-K Due Date (as defined below) corresponding to the first fiscal year ending on or prior to January 30, 2010 in which Pro Forma EPS (as defined below) for such fiscal year exceeds $2.78 (the “Target EPS”).  The Target EPS will be proportionately adjusted by the Executive Compensation Committee for any stock split, reverse stock split, stock dividend, share combination, recapitalization or similar event effected subsequent to the date of grant (and will be adjusted to be $1.39 should the 2-for-1 stock split in the form of a stock dividend approved, subject to shareholder approval of an increase in the Company’s authorized share capital, by the Board on February 21, 2006, be effected).  “10-K Due Date” means, with respect to the fiscal year in question, the prescribed due date on which the Company’s Annual Report on Form 10-K is required to be filed with the Securities and Exchange Commission.  “Pro Forma EPS” will be calculated by adjusting diluted net income per share under generally accepted accounting principles (“GAAP EPS”) for the impact of (i) non-cash stock-based compensation charges by adding to GAAP EPS non-cash stock-based compensation expense recognized under Statement of Financial Accounting Standard No. 123 (R) (“SFAS 123R”), and (ii) non-cash charges associated with purchase accounting and other write-off related expenses by adding to GAAP EPS amortization and write-off of acquired intangible assets and other, and acquired in-process research and development (Pro Forma EPS for fiscal years ending after January 28, 2006 will reflect adjustments to add to GAAP EPS non-cash stock-based compensation expense recognized under SFAS 123R and will include purchase accounting adjustments for inventory).  Each such option shall have a term of 10 years from the date of grant; provided, that if such option shall not have become vested and fully exercisable as of the 10-K Due Date for the fiscal year ending January 30, 2010, the option will terminate and be of no further force or effect.

The second such option is identical to the first, except that the Target EPS is $4.17 (subject to similar adjustment as set forth above with respect to the first such option, including an adjustment to $2.085 should the 2-for-1 stock split in the form of a stock dividend approved, subject to shareholder approval of an increase in the Company’s authorized share capital, by the Board on February 21, 2006, be effected).

Dr. Sehat Sutardja and Ms. Dai also received options to purchase 81,000 and 42,000 shares of the Company’s common stock, respectively.  These options vest as to 50% of the shares covered on the first anniversary of the date of grant and as to the remaining 50% on the second anniversary of the date of grant.

The exercise price per share of all options described above is $49.59, the closing price of the Company’s common stock on the Nasdaq National Market on May 25, 2006, the date of grant.

Together with the options to purchase 146,000, 109,000 and 109,000 shares granted to Dr. Sehat Sutardja, Ms. Dai and Dr. Pantas Sutardja, respectively, by the Executive Compensation Committee in March 2006, the aforementioned stock options constitute the results of a review of compensation for such individuals that was undertaken by the Executive Compensation Committee, with the assistance of its independent compensation consultant.  The exercise price per share of the March 2006 options is $68.75 and those options do not vest until January 31, 2009, when they become fully vested and exercisable.  Based on its review and the advice of its independent compensation consultant, the Executive Compensation Committee also adjusted the annual base salaries for such individuals, effective retroactive to the first pay period following May 25, 2005, to the following:  Dr. Sehat Sutardja, from $500,000 to $557,000; Ms. Dai, from $375,000 to $481,000; and Dr. Pantas Sutardja, from $300,000 to $400,000.

Item 9.01               Financial Statements and Exhibits

(d) Exhibits.

The following are filed as exhibits to this report:

Exhibit No.	Description

10.23	Form of Performance-Based Vesting Stock Option Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 30, 2006

MARVELL TECHNOLOGY GROUP LTD.

	By:	/s/ George A. Hervey
George A. Hervey
Vice President of Finance and
Chief Financial Officer